Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Citizens Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $1.00 par value per share	Other	6,619	—	$533,299.20	0.00011020	$58.77

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					—		$58.77

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$58.77

(1)

Relates to common stock, par value $1.00 per share of Citizens Financial Services, Inc., a Pennsylvania corporation (“Citizens”) to be issuable to holders of common stock, $0.01 par value per share of HV Bancorp, Inc. a Pennsylvania Corporation (“HVBC”), in the proposed merger transaction described herein. The amount of Citizens common stock being registered reflects the estimated maximum number of additional shares of Citizens common stock that are expected to be issued pursuant to the merger, after taking into account the updated exchange ratio of 0.4040 shares of Citizens common stock for each outstanding share of HVBC common stock as a result of the one percent (1%) stock dividend declared by the Board of Citizens on May 30, 2022. Citizens previously registered 716,449 shares of Citizens common stock pursuant to the Registration Statement on Form S-4 (Registration No. 333-268840), which was declared effective on December 30, 2022 in connection with the proposed merger transaction described herein.

This registration statement also relates to an indeterminate number of shares of Citizens common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was computed in accordance with Rule 457(c) by multiplying (a) $32.55, the average of the high and low prices per share of HV Bancorp, Inc. common stock on June 8, 2023, as reported on The NASDAQ Stock Market, LLC, by (b) 16,384, the estimated maximum number of shares of HV Bancorp, Inc. common stock that may be cancelled in exchange for the additional shares of Citizens common stock being registered in connection with the merger on this registration statement.